Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

SILVERSUN TECHNOLOGIES, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

SilverSun Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First: Pursuant to the Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”), the Board of Directors of the Company previously authorized the issuance of 2 shares of Series A Convertible Preferred Stock, par value $0.001 (the “Series A Preferred Stock”), as filed with the Delaware Secretary of State on January 29, 2015.

Second: None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued pursuant to the A&R Certificate of Incorporation.

Third: On November 30, 2023, the Board of Directors duly adopted resolutions approving the elimination of the Series A Preferred Stock as follows:

RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding and that none shall be issued pursuant to the A&R Certificate of Incorporation; and it is further

RESOLVED, that, upon filing a Certificate of Elimination of the Series A Preferred Stock (the “Series A Certificate of Elimination”), with the Secretary of State of the State of Delaware, all matters set forth with respect to the Series A Preferred Stock shall be eliminated from the A&R Certificate of Incorporation; and it is further

RESOLVED, that the executive officers of the Company in the name and on behalf of the Company be, and each of them individually hereby is, authorized and directed, with the assistance of counsel, to prepare, execute and deliver to the Secretary of State of the State of Delaware, the Series A Certificate of Elimination, as required by the DGCL in order to effect the elimination of the Series A Preferred Stock; and it is further

RESOLVED, that the executive officers of the Company be, and they hereby are, authorized and directed, jointly and severally, for and in the name and on behalf of the Company, to execute and deliver any and all certificates, agreements, and other documents, take any and all steps and do any and all things which they may deem necessary or advisable in order to effect the purposes of each and all of the foregoing resolutions.

Fourth: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the A&R Certificate of Incorporation of the Company is hereby amended to eliminate all references to the Series A Preferred Stock.

IN WITNESS WHEREOF, SilverSun Technologies, Inc. has caused this Certificate to be duly executed in its corporate name as of the date first written above.

SilverSun Technologies, Inc.

By:	/s/ Mark Meller
Name:	Mark Meller
Title:	Chief Executive Officer and President